UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 25, 2010

Level 3 Communications, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado (Address of principal executive offices)	80021 (Zip code)

720-888-1000

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   ☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   ☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   ☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   ☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Level 3 Communications, Inc. (the “Company”) announced today that pursuant to a stock purchase agreement dated as of August 25, 2010, certain members of the Company’s Board of Directors or entities affiliated with the member of the Board of Directors have purchased for cash, in a private transaction, a total of 2,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), from its chief executive officer, James Q. Crowe. The purchasers are:

Name	Number of Shares
Walter Scott, Jr.	1,575,000
R. Douglas Bradbury	50,000
Douglas C. Eby	25,000
Richard R. Jaros	100,000
Michael J. Mahoney	100,000
Arun Netravali	100,000
John T. Reed	50,000

The 2,000,000 shares of the Company’s Common Stock were purchased at a price of $1.05 per share, which was the closing price of the Company’s Common Stock on the Nasdaq stock market on August 24, 2010.  After completion of this transaction, Mr. Crowe owns approximately 6.3 million shares of the Company’s Common Stock and has been previously awarded approximately 2.9 million restricted stock units.

The Company was not a party to the stock purchase agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                           Level 3 Communications, Inc.

                                                                           By:     /s/ Neil J. Eckstein
                                                                           Neil J. Eckstein, Senior Vice President

Date:  August 27, 2010